Exhibit 10.38

SEVENTH AMENDMENT TO LEASE

THIS SEVENTH AMENDMENT TO LEASE (“Amendment”), dated for reference purposes only as of the 16th day of January, 2018 is entered into by and between KBSIII Towers at Emeryville, LLC, a Delaware limited liability company (“Landlord”), and ADAMAS PHARMACEUTICALS, INC., a Delaware corporation (formerly known as Neuromolecular Pharmaceuticals, Inc.) (“Tenant”).

RECITALS:

A.Landlord (as successor to Emeryville Office, L.L.C. and NOP Watergate, LLC) and Tenant are parties to that certain Office Lease Agreement dated October 25, 2006 (the “Original Lease”), which Original Lease has previously been amended by that certain: (i) First Amendment to Lease dated April 29, 2009 (the “First Amendment”), (ii) Second Amendment to Office Lease Agreement dated January 18, 2011 (the “Second Amendment”), (iii) Third Amendment to Lease dated June 17, 2011 (the “Third Amendment”), (iii) Fourth Amendment to Lease dated January 31, 2013 (the “Fourth Amendment”), (iv) Fifth Amendment to Lease dated May 23, 2014 (the “Fifth Amendment”), and (v) Sixth Amendment to Lease dated October 27, 2015 (the “Sixth Amendment” ) (the Original Lease, as so amended, is referred to herein collectively as the “Lease”). Pursuant to the Lease, Tenant currently leases from Landlord those certain premises on the seventh floor of the building at 1900 Powell Street, Emeryville, California (the “Building”), described as Suite 750 containing approximately 18,539 rentable square feet (the “Current Premises”).

B.Capitalized terms not defined herein have the meanings given to such terms in the Lease.

C.The Term of the Lease is currently scheduled to expire on April 30, 2020. Landlord and Tenant desire to enter into this Amendment to extend the Term of the Lease.

D.In addition, the parties desire to amend the Lease in order to, among other things, relocate Tenant from the Current Premises to those certain spaces commonly known as (i) Suite 1000 located on the Tenth (10th) floor of the Building, consisting of approximately 18,813 rentable square feet, and (ii) Suite 1100 located on the Eleventh (11th) floor of the Building, consisting of approximately 18,813 rentable square feet, containing approximately 37,626 rentable square feet in the aggregate (together, the “New Premises”), as depicted on Exhibit A attached hereto, and to further amend the terms of the Lease upon the terms and conditions set forth below.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.    Re-measurement of the Building and Property. Landlord and Tenant hereby acknowledge and agree that the Building and Project have been re-measured and for all purposes of the Lease as amended hereby (the “Amended Lease”), (a) the Building shall be deemed to consist of approximately

222,207 rentable square feet; and (b) the Property shall be deemed to consist of approximately 815,018 rentable square feet.

2.    New Premises. Tenant hereby agrees to lease from Landlord, and Landlord hereby agrees to lease to Tenant, the New Premises on the terms and conditions hereinafter set forth. As of the New Premises Commencement Date (as defined in Section 4 below): (a) Exhibit A attached hereto showing the New Premises is hereby incorporated into and made a part of the Lease; (b) all references in the Lease to the defined term (i) “Premises” shall mean and refer to the New Premises, (ii) “Rentable Square Footage of the Building” shall be deemed to be 222,207 rentable square feet, and (iii) rentable square footage of the “Premises” (New Premises) shall be deemed to be 37,626 rentable square feet. Tenant’s use and occupancy of the New Premises shall be in accordance with all of the terms and conditions of the Amended Lease.

3.    Current Premises. Tenant shall have the right to continue to occupy the Current Premises in accordance with the terms and conditions of the Lease until no later than 12:00 midnight on the date which is five (5) business days after the New Premises Commencement Date (the “Surrender Date”); provided, however, if Tenant surrenders the Current Premises by the Surrender Date, Tenant’s obligation to pay Rent for the Current Premises accruing after the New Premises Commencement Date shall cease, otherwise, if Tenant fails to surrender the Current Premises by the Surrender Date, Tenant shall be obligated to pay holdover rent for the Current Premises pursuant to Section 22 of the Original Lease as amended, for each day that Tenant continues to occupy the Current Premises (with any such rent prorated on the basis of a 30-day month), until Tenant actually surrenders the Current Premises in accordance with the terms of the Amended Lease. Tenant agrees to surrender possession of the Current Premises to Landlord on or before the Surrender Date, broom clean and in good order, condition and repair, ordinary wear and tear excepted, and otherwise in compliance with the terms of Section 25 the Original Lease regarding surrender as if the Term had expired as to the Current. Upon such surrender, all rights of Tenant to possession and occupancy of the Current Premises and Tenant’s obligations with respect to the Current Premises will terminate except as to Tenant’s surviving obligations under the Lease, and all of Tenant’s rights and obligations under the Amended Lease shall relate solely to the New Premises. Tenant shall be responsible for all costs and expenses related to its relocation from the Current Premises to the New Premises, including, without limitation, all moving costs and costs to install telephone and data cabling in the New Premises. Notwithstanding the foregoing, Tenant shall have no obligation to remove from the Current Premises the furniture, fixtures, and equipment described on Exhibit C attached hereto (the “Current Premises Remaining “FF&E”), and Tenant hereby conveys and transfers to Landlord as if by quitclaim or bill of sale, all of Tenant’s right, title and interest in and to the Current Premises Remaining FF&E, and Landlord hereby accepts and takes possession of the Current Premises Remaining FF&E in its “As-Is” condition, without representation or warranty by Tenant.

4.    New Premises Commencement Date and New Premises Term. The Term as to the New Premises (“New Premises Term”) shall commence on the earlier to occur of: (a) the date Tenant moves into the New Premises to commence operation of its business in all or any portion of the New Premises; or (b) the date Landlord delivers the New Premises to Tenant with the “Tenant Improvements” (as defined in the Work Letter attached hereto Exhibit B) “substantially completed” (as defined in the Work Letter) (the “New Premises Commencement Date”). The New Premises Term shall expire on April 30, 2025 (the “New Premises Expiration Date”). In no event shall the New Premises Term operate to release

Tenant from liability for any amounts owed or defaults that exist under the Lease for the Current Premises prior to the New Premises Commencement Date; provided, however, notwithstanding the foregoing, if Tenant surrenders the Current Premises on or before the Surrender Date, Tenant shall have no obligation to pay Rent for the Current Premises accruing from and after the New Premises Commencement Date.
5.    Base Rent. Prior to the New Premises Commencement Date, Tenant shall pay monthly installments of monthly Base Rent for the Current Premises pursuant to the terms of the Lease. Effective as of the New Premises Commencement Date and continuing for the duration of the New Premises Term, Tenant shall pay monthly installments of monthly Base Rent for the New Premises to Landlord in accordance with the following schedule:

Months*	Monthly Installment of Base Rent
1 - 12	$159,910.50**
13 - 24	$164,707.80
25 - 36	$169,649.05
37 - 48	$174,738.52
49 - 60	$179,980.68
61 - 72	$185,380.10
73 - 84	$190,941.50
85 - 4/30/2025	$196,669.75

*Months are measured from the New Premises Commencement Date.

**Notwithstanding the foregoing, provided Tenant is not in default under the Amended Lease, Landlord hereby agrees to abate Tenant’s obligation to pay the monthly Base Rent due during the first three (3) full months of the New Premises Term (the “Abatement Period”) (such amount of abated monthly Base Rent, being hereinafter collectively referred to as the “Abated Amount”); provided, however, such abatement shall immediately cease upon the occurrence of any Tenant default which continues beyond applicable notice and cure periods. During such Abatement Period, Tenant will still be responsible for the payment of any and all other monetary obligations due under the Amended Lease. Tenant acknowledges that any default by Tenant under the Amended Lease will cause Landlord to incur costs not contemplated hereunder, the exact amount of such costs being extremely difficult and impracticable to ascertain, therefore, should Tenant at any time during the New Premises Term be in default after having been given notice and opportunity to cure and such default results in a termination of the Amended Lease, then the total unamortized sum of such Abated Amount (amortized on a straight line basis over the New Premises Term of this Lease) so conditionally excused shall be recoverable by Landlord; provided, however, Tenant acknowledges and agrees that nothing in this subparagraph is intended to limit any other remedies available to Landlord at law or in equity under applicable law (including, without limitation, the remedies under Civil Code Section 1951.2 and/or 1951.4 and any successor statutes or similar laws), in the event Tenant defaults under the Amended Lease beyond any applicable notice and cure period.

6.    Condition of New Premises. Tenant acknowledges that, except as provided in Section 8 and the Work Letter attached hereto, Landlord shall not be obligated to refurbish or improve the New Premises in any manner whatsoever or to otherwise provide funds for the improvement of the New Premises, and Tenant hereby accepts the New Premises “AS-IS”; provided, however, on the New Premises Commencement Date the New Premises shall be clean, with systems and equipment servicing the New Premises in good working condition and order. Tenant further acknowledges that except as expressly provided in this Amendment, neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of any of the New Premises, the improvements, refurbishments, or alterations therein, or the Building or with respect to the functionality thereof or the suitability of any of the foregoing for the conduct of Tenant’s business, and that all representations and warranties of Landlord, if any, are as set forth in this Amendment.

7.    Condition of the Current Premises. Tenant acknowledges that it is presently in possession of the Current Premises and is fully aware of the condition of the Current Premises. Tenant acknowledges that Landlord shall not be obligated to refurbish or improve the Current Premises in any manner whatsoever or to otherwise provide funds for the improvement of the Current Premises in conjunction with this Amendment, and Tenant hereby accepts the Current Premises “AS-IS”. Tenant further acknowledges that except as expressly provided in the Lease and this Amendment, neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Current Premises, the improvements, refurbishments, or alterations therein, or the Building or with respect to the functionality thereof or the suitability of any of the foregoing for the conduct of Tenant’s business and that all representations and warranties of Landlord, if any, are as set forth in the Lease and this Amendment.

8.    Tenant Improvements. Landlord hereby grants Tenant a tenant improvement allowance in the amount of $30.00 per rentable square foot of the New Premises (i.e., $1,128,780.00, based on the New Premises consisting of approximately 37,626 rentable square feet) (the “Allowance”), to be applied in accordance with the terms and conditions of the Work Letter attached hereto as Exhibit B.

9.    Early Access. So long as Landlord has received from Tenant certificates satisfactory to Landlord evidencing the insurance required to be carried by Tenant under the Amended Lease, and so long as Tenant and its contractors and employees do not interfere with the completion of the Tenant Improvements, Landlord shall give Tenant and its designated contractors access to the New Premises at least two (2) weeks prior to the estimated New Premises Commencement Date (the “Early Access Period”) for purposes of installing Tenant’s cabling, furniture, fixtures, and equipment (“Tenant’s Work”). Tenant’s Work shall be performed by Tenant at Tenant’s sole cost and expense. Tenant’s access to the New Premises during the Early Access Period shall be subject to all terms and conditions of the Amended Lease, except that Tenant shall not be obligated to pay Rent during the Early Access Period until the New Premises Commencement Date. Tenant agrees to provide Landlord with prior notice of any such intended early access and to cooperate with Landlord during the period of any such early access so as not to interfere with Landlord in the completion of any the Tenant Improvements in the New Premises pursuant to the Work Letter. Should Landlord determine such early access interferes with the Tenant Improvements, Landlord may deny Tenant access to the New Premises until the Tenant Improvements are substantially completed. Tenant shall promptly comply surrender any keys or other means of access to the New Premises and otherwise comply with such denial.

10.    Tenant’s Pro Rata Share. Prior to the New Premises Commencement Date, Tenant shall continue to pay for Tenant’s Pro Rata Share of Expense Excess and Tax Excess in accordance with the terms of the Lease. As of the New Premises Commencement Date and continuing for the duration of the New Premises Term, Tenant’s Pro Rata Share allocable to the New Premises shall be 16.93%, based upon the New Premises containing 37,626 rentable square feet and the Building containing 222,207 rentable square feet. During the New Premises Term, the Base Year shall be adjusted to be the calendar year 2018 (the “Adjusted Base Year”), and during the New Premises Term, Tenant shall continue to pay Tenant’s Pro Rata Share of Expense Excess and Tax Excess calculated using the Adjusted Base Year, in accordance with the Amended Lease.

11.    Accessibility. Pursuant to Section 1938 of the California Civil Code, Landlord hereby advises Tenant that as of the date of this Amendment none of the Current Premises, the New Premises, the Building nor the Project has undergone inspection by a Certified Access Specialist. Further, pursuant to Section 1938 of the California Civil Code, Landlord notifies Tenant of the following: “A Certified Access Specialist (CASp) can inspect the Premises and determine whether the Premises comply with all of the applicable construction-related accessibility standards under state law. Although California state law does not require a CASp inspection of the Premises, the commercial Project owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the Premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of any such CASp inspection, the payment of the costs and fees for the CASp inspection and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.” Therefore and notwithstanding anything to the contrary contained in the Amended Lease, Landlord and Tenant agree that (a) Tenant may, at its option and at its sole cost, cause a CASp to inspect the Premises and determine whether the Premises complies with all of the applicable construction related accessibility standards under California law, (b) the parties shall mutually coordinate and reasonably approve of the timing of any such CASp inspection so that Landlord may, at its option, have a representative present during such inspection, and (c) Tenant shall be solely responsible for the cost of any repairs necessary to correct violations of construction-related accessibility standards within the Premises, in the Building or at the Project identified by any such CASp inspection, any and all such alterations and repairs within the Premises to be performed by Tenant in accordance with Section 9 of the Original Lease and if any alterations and repairs to other portions of the Building or the Project are required as a result of Tenant’s CASp inspection then Tenant shall reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such alterations and repairs; provided, however, unless such repair or alterations relate solely to other alterations to the Premises which Tenant is obligated to, or elects to, remove upon the expiration or earlier termination of the Lease Term (in which case Tenant shall simultaneously also remove any CASp identified alterations and repairs), Tenant shall have no obligation to remove any repairs or alterations made pursuant to a CASp inspection under this Section 11.

12.    Parking. Prior to the New Premises Commencement Date, Tenant shall continue to have the right to use thirty-seven (37) unreserved vehicle parking stalls in the parking lot or lots of the Property designated by Landlord for the use of tenants of the Building, subject to the terms of the Lease. As of the New Premises Commencement Date, Tenant shall have the right to use up to one hundred thirteen (113) unreserved parking spaces for the New Premises designated by Landlord for the use of tenants of the Building at the monthly rate of $105.00 per stall for unreserved, and $150.00 per month for a reserved stall, or at the prevailing market rate for the Property as determined by Landlord in its commercially reasonable discretion from time to time, all subject to the terms of the Amended Lease.

13.    Extension Option. Tenant shall have one (1) option to extend the New Premises Term of the Amended Lease for one (1) additional period of five (5) years, subject to and in accordance with the terms and conditions of Rider No. 1 and Rider No. 2 attached hereto and incorporated by this reference.

14.    Signage. Tenant shall have the right to have placed by Landlord, at Landlord’s expense, Tenant’s name on a Building standard suite/unit door sign, and on the Building’s directory board. The sign rights granted herein are personal to the original Tenant executing this Lease or any Transfer to an Affiliate (as defined in the Original Lease) and may not be assigned, voluntarily or involuntarily, by any person or entity other than the original Tenant or such Affiliate. The sign rights granted to the Tenant hereunder are not assignable separate and apart from the Amended Lease, nor may any sign right granted herein be separated from the Amended Lease in any manner, either by reservation or otherwise without Landlord’s consent or as otherwise expressly permitted in the Amended Lease. In the event Tenant’s name change or the Amended Lease is assigned to an Affiliate, Tenant may change the name on the a Building standard suite/unit door sign and on the Building’s directory board to reflect such changed name at Tenant’s sole cost, provided that Tenant’s name change or the name of such Affiliate is not an Objectionable Name. “Objectionable Name” shall mean any name which relates to an entity which is of a character or reputation, or is associated with a political orientation or faction, which is inconsistent with the quality of the Building, or which would otherwise reasonably offend landlords of comparable buildings in the vicinity of the Building.

15.    Notice Address of Landlord.

Landlord’s addresses for notices under the Amended Lease are hereby replaced in their entirety with the following:

Landlord’s Notice Address:	KBSIII Towers At Emeryville, LLC c/o KBS Capital Advisors, LLC 800 Newport Center Drive, Suite 700 Newport Beach, CA 92660
With a copy to:	Attn: General Counsel KBSIII Towers At Emeryville, LLC c/o KBS Capital Advisors, LLC 800 Newport Center Drive, Suite 700 Newport Beach, CA 92660 Attn: Brent Carroll, Asset Manager
Landlord’s Address for Payment of Rent:	KBSIII Towers At Emeryville, LLC c/o P.O. Box 740499 Los Angeles, CA 90074-0499
For payment of Parking Charges:	LAZ Parking 2000 Powell Street, Suite 100 Emeryville, CA 94608

16.    New Premises Furniture, Fixtures and Equipment. Effective as of the New Premises Commencement Date, Landlord shall be deemed to have conveyed to Tenant via quitclaim bill of sale and for consideration of one dollar ($1.00), the furniture, fixtures and equipment existing in the New Premises and scheduled on Exhibit D attached hereto (the “New Premises Remaining FF&E”). Notwithstanding anything herein to the contrary, Tenant’s use of, and Landlord’s conveyance of, the New Premises Remaining FF&E shall be “as-Is” and without any representations or warranties by Landlord.

17.    SNDA. Landlord will use reasonable efforts to obtain a non-disturbance, subordination and attornment agreement from Landlord’s current lender with respect to the Project on such lender’s current standard form of agreement all within ninety (90) days of the mutual execution of this Amendment. “Reasonable efforts” of Landlord shall not require Landlord to incur any cost, expense or liability to obtain such agreement, except for fees or review costs charged by the lender. Upon request of Landlord, Tenant will execute the current lender’s form of non-disturbance, subordination and attornment agreement and return the same to Landlord for execution by the lender. Landlord’s failure to obtain a non-disturbance, subordination and attornment agreement for Tenant shall have no effect on the rights, obligations and liabilities of Landlord and Tenant or be considered to be a default by Landlord under the Amendment Lease.

18.    Other Lease Amendments.

A.
Section 1l.02(c) of the Original Lease is changed to read: (c) in the event of an assignment of the Lease requiring Landlord’s consent or subletting of more than 20% of the Rentable Square Footage of the Premises for substantially the remaining term of the Lease (excluding unexercised options), recapture the portion of the Premises Tenant is proposing to Transfer.

B.	Exhibit B of the Original Lease Section 2.01(b) is changed to add “not to exceed 3% of Rent”.

C.
Exhibit B of the Original Lease Section 2.0l(g) is changed to add after the word “deductibles” the following: “(provided, however, that Tenant’s Pro Rata Share of any earthquake deductible shall be amortized over the useful life of the improvements constructed with such earthquake insurance proceeds”).

19.Broker. Landlord and Tenant each represent and warrant to the other that it is not aware of any brokers or finders, other than Cushman and Wakefield, representing Landlord, and Newmark Cornish & Carey, representing Tenant, who may claim a fee or commission in connection with the consummation of the transactions contemplated by this Amendment. If any other claims for brokers’ or finders’ fees in connection with the transactions contemplated by this Amendment arise, then Tenant agrees to indemnify, protect, hold harmless and defend Landlord (with counsel reasonably satisfactory to Landlord) from and against any such claims if they shall be based upon any statement, representation or agreement made by Tenant, and Landlord agrees to indemnify, protect, hold harmless and defend Tenant (with counsel reasonably satisfactory to Tenant) if such claims are based upon any statement, representation or agreement made by Landlord.

20.Representations and Warranties. Tenant hereby represents, warrants, and agrees that: (a) there exists no breach, default, or event of default by Landlord under the Lease, or any event or condition which, with notice or passage of time or both, would constitute a breach, default, or event of default by Landlord under the Lease; (b) the Lease continues to be a legal, valid, and binding agreement and obligation of Tenant; and (c) Tenant has no current offset or defense to its performance or obligations under the Lease. Tenant hereby waives and releases all demands, charges, claims, accounts, or causes of action of any nature whatsoever against Landlord or Landlord’s managers, members, officers, directors, employees or agents, including without limitation, both known and unknown demands, charges, claims, accounts, and causes of action that have previously arisen out of or in connection with the Lease, except for continuing obligations of Landlord under the Lease.

21.Authority. Each signatory of this Amendment on behalf of Landlord and Tenant represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

22.Successors and Assigns. This Amendment shall extend to, be binding upon, and inure to the benefit of, the respective successors and permitted assigns and beneficiaries of the parties hereto.

23.No Other Modification. Landlord and Tenant agree that except as otherwise specifically modified in this Amendment, the Lease has not been modified, supplemented, amended, or otherwise changed in any way and the Lease remains in full force and effect between the parties hereto as modified by this Amendment. To the extent of any inconsistency between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall apply and govern the parties. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument. For purposes of this Amendment, signatures by facsimile or electronic PDF shall be binding to the same extent as original signatures.

[NO FURTHER TEXT ON THIS PAGE; SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed the date first above written.

Tenant:

ADAMAS PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ Alfred G. Merriweather
Name:	Alfred G. Merriweather
Its:	CFO

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

Landlord:
KBSIII TOWERS AT EMERYVILLE, LLC,
a Delaware limited liability company

By:	KBS Capital Advisors, LLC
a Delaware limited liability company
Its: Authorized Agent

	By:	/s/ Brent Carroll
	Name:	Brent Carroll
	Title:	Senior Vice President
	Date signed:	1/16/18

EXHIBIT A
DEPICTION OF NEW PREMISES

Exhibit A-1

Exhibit A-2

EXHIBIT B
WORK LETTER

1.    TENANT IMPROVEMENTS. As used in the Lease and this Work Letter, the term “Tenant Improvements” or “Tenant Improvement Work” means those items of general tenant improvement construction shown on the Final Plans (described in Section 4 below), more particularly described in Section 5 below. To the extent triggered by the initial Tenant Improvements set forth in this Work Letter and Tenant’s initial occupancy of the New Premises and required by the city of Emeryville, California, Landlord shall be responsible, at its cost, for correcting any violations of Title III of the Americans with Disabilities Act (“ADA”) with respect to the restroom(s) or path of travel from the entrance of the Building to and from the entrance to the New Premises; provided however, Landlord shall not be responsible for (a) any obligations or violations in connection with Alterations or improvements to the New Premises other than the initial Tenant Improvements set forth in this Work Letter; or (b) violations of the New Premises due to Tenant’s specific use and occupancy of the New Premises, all of which shall be Tenant’s sole responsibility. Notwithstanding the foregoing, Landlord shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by applicable Law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by applicable Law. Landlord, after the exhaustion of any and all rights to appeal or contest, will make all repairs, additions, alterations or improvements necessary to comply with the terms of any final order or judgment.

2.    WORK SCHEDULE. Within ten (10) days after the execution of this Lease, Landlord will deliver to Tenant, for Tenant’s review and approval, a schedule (“Work Schedule”) which will set forth the timetable for the planning and completion of the installation of the Tenant Improvements and the New Premises Commencement Date. The Work Schedule will set forth each of the various items of work to be done or approval to be given by Landlord and Tenant in connection with the completion of the Tenant Improvements. The Work Schedule will be submitted to Tenant for its approval, which approval Tenant agrees not to unreasonably withhold, and, once approved by both Landlord and Tenant, the Work Schedule will become the basis for completing the Tenant Improvements. All plans and drawings required by this Work Letter and all work performed pursuant thereto are to be prepared and performed in accordance with the Work Schedule. Landlord may, from time to time during construction of the Tenant Improvements, modify the Work Schedule as Landlord reasonably deems appropriate. If Tenant fails to approve the Work Schedule, as it may be modified after discussions between Landlord and Tenant within fifteen (15) business days after the date the Work Schedule is first received by Tenant, the Work Schedule shall be deemed to be approved by Tenant as submitted.

3.    CONSTRUCTION REPRESENTATIVES. Landlord hereby appoints the following person(s) as Landlord’s representative (“Landlord’s Representative”) to act for Landlord in all matters covered by this Work Letter: Dennis Latta.

Tenant hereby appoints the following person(s) as Tenant’s representative (“Tenant’s Representative”) to act for Tenant in all matters covered by this Work Letter: Alf Merriweather.

All communications with respect to the matters covered by this Work Letter are to be made to Landlord’s Representative or Tenant’s Representative, as the case may be, in writing in compliance with the notice

Exhibit B-1

provisions of the Lease. Either party may change its representative under this Work Letter at any time by written notice to the other party in compliance with the notice provisions of the Lease.

4.    TENANT IMPROVEMENT PLANS.

(a)Preparation of Space Plans. In accordance with the Work Schedule, Tenant agrees to meet with Landlord’s architect and/or space planner for the purpose of promptly preparing preliminary space plans for the layout of the New Premises (“Space Plans”). The Space Plans are to be sufficient to convey the architectural design of the New Premises and layout of the Tenant Improvements therein and are to be submitted to Landlord in accordance with the Work Schedule for Landlord’s approval. If Landlord reasonably disapproves any aspect of the Space Plans, Landlord will advise Tenant in writing of such disapproval and the reasons therefor in accordance with the Work Schedule. Tenant will then submit to Landlord for Landlord’s approval, in accordance with the Work Schedule, a redesign of the Space Plans incorporating the revisions reasonably required by Landlord.

(b)Preparation of Final Plans. Based on the approved Space Plans, and in accordance with the Work Schedule, at Landlord’s election, Landlord’s architect will prepare complete architectural plans, drawings and specifications and complete engineered mechanical, structural and electrical working drawings for all of the Tenant Improvements for the New Premises (collectively, the “Final Plans”). The Final Plans will be submitted to Tenant for signature to confirm that they are consistent with the Space Plans. If Tenant reasonably disapproves any aspect of the Final Plans based on any inconsistency with the Space Plans, Tenant agrees to advise Landlord in writing of such disapproval and the reasons therefor within the time frame set forth in the Work Schedule. In accordance with the Work Schedule, Landlord will, subject to Section 4(c) below, then cause Landlord’s architect to redesign the Final Plans incorporating the revisions reasonably requested by Tenant so as to make the Final Plans consistent with the Space Plans.

(c)Requirements of Tenant’s Final Plans. Landlord will not unreasonably withhold its consent to changes in the Final Plans proposed by Tenant provided the Final Plans, as revised, will: (i) be compatible with the Building shell and with the design, construction and equipment of the Building; (ii) be comprised of the Building standards set forth in the written description thereof (the “Standards”) or of at least equal quality as the Standards and approved by Landlord; (iii) comply with all applicable laws, ordinances, rules and regulations of all governmental authorities having jurisdiction, and all applicable insurance regulations; (iv) not require Building service beyond the level normally provided to other tenants in the Building and will not overload the Building floors; and (v) be of a nature and quality consistent with the overall objectives of Landlord for the Building, as determined by Landlord in its reasonable but subjective discretion.

(d)Submittal of Final Plans. Once approved by Landlord and Tenant, at Landlord’s election, Landlord’s architect will submit the Final Plans to the appropriate governmental agencies for plan checking and the issuance of a building permit. Landlord’s architect, with Tenant’s cooperation, will make any changes to the Final Plans which are requested by the applicable governmental authorities to obtain the building permit. After approval of the Final Plans no further changes may be made without the prior written approval of both Landlord and Tenant, and then only after agreement by Tenant to pay any costs resulting from the design and/or construction of such changes in excess of the Allowance. Tenant hereby acknowledges that any such changes will be subject to the terms of Sections 7 and 8

Exhibit B-2

below. Landlord’s approval of the Final Plans shall create no liability or responsibility on the part of Landlord for the completeness of such plans or their design sufficiency or compliance with Laws.

(e)Changes to Shell of Building. If the Final Plans or any amendment thereof or supplement thereto shall require changes in the Building shell, the increased cost of the Building shell work caused by such changes will be paid for by Tenant or charged against the Allowance described in Section 5 below.

(f)Work Cost Estimate and Statement. Prior to the commencement of construction of any of the Tenant Improvements shown on the Final Plans, Landlord will submit to Tenant a written estimate of the cost (the “Work Cost”) to complete the Tenant Improvement Work, which written estimate will be based on the Final Plans taking into account any modifications which may be required to reflect changes in the Final Plans required by the City or County in which the New Premises are located (the “Work Cost Estimate”), and competitively bid by at least 3 subs for each trade (to the extent reasonably practicable). Tenant will either approve the Work Cost Estimate or disapprove specific items and submit to Landlord revisions to the Final Plans to reflect deletions of and/or substitutions for such disapproved items. Submission and approval of the Work Cost Estimate will proceed in accordance with the Work Schedule. Upon Tenant’s approval of the Work Cost Estimate (such approved Work Cost Estimate to be hereinafter known as the “Work Cost Statement”), Landlord will have the right to purchase materials and to commence the construction of the items included in the Work Cost Statement pursuant to Section 6 hereof. If the total costs reflected in the Work Cost Statement exceed the Allowance described in Section 5 below, Tenant agrees to pay such excess, as Additional Rent as invoiced after the allowance has been expended in full. Throughout the course of construction, any differences between the estimated Work Cost in the Work Cost Statement and the actual Work Cost will be determined by Landlord and appropriate adjustments and payments by Landlord or Tenant, as the case may be.

5.    PAYMENT FOR THE TENANT IMPROVEMENTS.

(a)Allowance. Landlord hereby grants to Tenant an Allowance as referenced in Section 7 of this Amendment (the “Allowance”). The Allowance is to be used only for:

(i)Payment of the cost of preparing the Space Plans and the Final Plans, including mechanical, electrical, plumbing and structural drawings and of all other aspects necessary to complete the Final Plans. The Allowance will not be used for the payment of extraordinary design work not consistent with the scope of the Standards (i.e., above-standard design work) or for payments to any other consultants, designers or architects other than Landlord’s architect, engineers and consultants.

(ii)The payment of plan check, permit and license fees relating to construction of the Tenant Improvements.

(iii)Construction of the Tenant Improvements, including, without limitation, the following:

(aa)     Installation within the New Premises of all partitioning, doors, floor coverings, ceilings, wall coverings and painting, millwork and similar items;

(bb)     All electrical wiring, lighting fixtures, outlets and switches, and other electrical work necessary for the New Premises;

Exhibit B-3

(cc)     The furnishing and installation of all duct work, terminal boxes, diffusers and accessories necessary for the heating, ventilation and air conditioning systems within the New Premises, including the cost of meter and key control for after-hour air conditioning;

(dd)     Any additional improvements to the New Premises required for Tenant’s use of the New Premises including, but not limited to, odor control, special heating, ventilation and air conditioning, noise or vibration control or other special systems or improvements;

(ee)    All fire and life safety control systems such as fire walls, sprinklers, halon, fire alarms, including piping, wiring and accessories, necessary for the New Premises;

(ff)    All plumbing, fixtures, pipes and accessories necessary for the New Premises;

(gg)    Testing and inspection costs;

(hh)     Fees for the general contractor including, but not limited to, fees and costs attributable to general conditions associated with the construction of the Tenant Improvements;

(ii)     Landlord’s construction management fee of actual costs not to exceed two and one-half percent (2.5%) of the total costs of the Tenant Improvements.

(jj)     Tenant’s reasonable, actual, out-of-pocket, documented costs and expenses incurred with respect to its relocation to the New Premises and Tenant’s project manager overseeing the initial Tenant Improvements. Upon request, Tenant shall provide to Landlord paid invoices for all such costs and expenses.

(b)Excess Costs. The cost of each item referenced in Section 5(a) above shall be charged against the Allowance. If the Work Cost exceeds the Allowance, Tenant agrees to pay to Landlord such excess including the fee for Landlord’s contractor and Landlord’s two and one half percent (2.5%) fee for the construction manager associated with the supervision of such excess work prior to the commencement of construction within ten (10) business days after invoice therefor (less any sums previously paid by Tenant for such excess pursuant to the Work Cost Estimate). Except as expressly provided above, in no event will the Allowance be used to pay for Tenant’s furniture, artifacts, equipment, telephone systems or any other item of personal property which is not affixed to the New Premises.

(c)Changes. If, after the Final Plans have been prepared and the Work Cost Statement has been established, Tenant requires any changes or substitutions to the Final Plans, any additional costs related thereto including the fee for Landlord’s contractor and Landlord’s two and one-half percent (2.5%) fee for the construction manager associated with the supervision of such changes or substitutions are to be paid by Tenant to Landlord within ten (10) business days after invoice therefor. Any changes to the Final Plans will be approved by Landlord and Tenant in the manner set forth in Section 4 above and will, if necessary, require the Work Cost Statement to be revised and agreed upon between Landlord and Tenant in the manner set forth in Section 4(f) above. Landlord will have the right to decline Tenant’s request for a change to the Final Plans if such changes are inconsistent with the provisions of Section 4 above, or if the change would unreasonably delay construction of the Tenant Improvements and the New Premises Commencement Date.

Exhibit B-4

(d)Governmental Cost Increases. If increases in the cost of the Tenant Improvements as set forth in the Work Cost Statement are due to requirements of any governmental agency, Tenant agrees to pay Landlord the amount of such increase including the fee for Landlord’s contractor and Landlord’s two and one-half percent (2.5%) fee for the construction manager associated with the supervision of such additional work within ten (10) business days of Landlord’s written notice; provided, however, that Landlord will first apply toward any such increase any remaining balance of the Allowance and Additional Allowance.

(e)Unused Allowance Amounts. Any unused portion of the Allowance upon completion of the Tenant Improvements in the New Premises will not be refunded to Tenant or be available to Tenant as a credit against any obligations of Tenant under the Lease unless Tenant has paid for excess costs as described in Sections 5(b), 5(c) or 5(d), in which case the unused Allowance may be applied toward such excess cost amounts and paid to Tenant. Notwithstanding the foregoing, Tenant shall have the right to apply a portion of the unused Allowance in the amount of up to $17.50 per rentable square foot of the New Premises (i.e., up to $658,455.00, based on the New Premises consisting of approximately 37,626 rentable square feet) as a credit against monthly Base Rent next coming due under the Lease during the years 2018 and 2019, provided that Tenant submits to Landlord notice of such election to apply such portion of the unused Allowance as a credit against monthly Base Rent, if at all, within sixty (60) days following the New Premises Commencement Date.

6.    CONSTRUCTION OF TENANT IMPROVEMENTS. Until Tenant approves the Final Plans and Work Cost Statement, Landlord will be under no obligation to cause the construction of any of the Tenant Improvements. Following Tenant’s approval of the Work Cost Statement described in Section 4(f) above, Landlord’s contractor will commence and diligently proceed with the construction of the Tenant Improvements, subject to Tenant Delays (as described in Section 8 below) and Force Majeure Delays (as described in Section 9 below).

7.SUBSTANTIAL COMPLETION.

(a)Substantial Completion; Punch-List. The Tenant Improvements will be deemed to be “substantially completed” when Landlord: (i) is able to provide Tenant with reasonable access to the New Premises and (ii) has substantially performed all of the Tenant Improvement Work required to be performed by Landlord under this Work Letter, other than minor “punch-list” type items and adjustments which do not materially interfere with Tenant’s access to or use of the New Premises. Within ten (10) business days after delivery of the New Premises to Tenant, Tenant and Landlord will conduct a walk-through inspection of the New Premises and prepare a written punch-list specifying those punch-list items which require completion, which items Landlord will thereafter diligently complete.

(b)Delivery of Possession. Landlord agrees to deliver possession of the New Premises to Tenant when the Tenant Improvements have been substantially completed in accordance with Section (a) above. The parties estimate that Landlord will deliver possession of the New Premises to Tenant and the Term will commence on or before March 1, 2018 (the “Estimated New Premises Commencement Date”). Tenant agrees that if Landlord is unable to deliver possession of the New Premises to Tenant on or prior

Exhibit B-5

to the Estimated New Premises Commencement Date, the Amended Lease will not be void or voidable, nor will Landlord be liable to Tenant for any loss or damage resulting therefrom.

8.TENANT DELAYS. For purposes of this Work Letter, “Tenant Delays” means any delay in the completion of the Tenant Improvements resulting from any or all of the following: (a) Tenant’s failure to timely perform any of its obligations pursuant to this Work Letter, including any failure to complete, on or before the due date therefor, any action item which is Tenant’s responsibility pursuant to the Work Schedule delivered by Landlord to Tenant pursuant to this Work Letter; (b) Tenant’s changes to Space Plans or Final Plans after Landlord’s approval thereof; (c) Tenant’s request for materials, finishes, or installations which are not readily available or which are incompatible with the Standards; (d) any delay of Tenant in making payment to Landlord for Tenant’s share of the Work Cost; or (e) any other act or failure to act by Tenant, Tenant’s employees, agents, architects, independent contractors, consultants and/or any other person performing or required to perform services on behalf of Tenant.

9.FORCE MAJEURE DELAYS. For purposes of this Work Letter, “Force Majeure Delays” means any actual delay in the construction of the Tenant Improvements, which is beyond the reasonable control of Landlord or Tenant, as the case may be, as “Force Majeure” is described in Section 26.03 of the Lease.

Exhibit B-6

EXHIBIT C

CURRENT PREMISES REMAINING FF&E

Exhibit C-1

EXHIBIT C

EXHIBIT C -CURRENT PREMISES REMAINING "FF&E"

Tenant will leave the Workstations and built in desks referenced in this plan.
All other office/conference furniture and FF&E will be removed by Tenant.

| | | |
|---|---|---|
| Date: | Revisions: | ADAMAS PHARMACEUTICALS |
| Scale: | | |
| Project Num.: | | |
| Designer: | | AS BUILT 1/9/18 |
| Check by: | | |
| Phone: | | |

Sheet No.

interior motions

1485 Park Avenue, Emeryville, CA 94608 Tel:510.653.6100

EXHIBIT D - NEW PREMISES REMAINING FF&E

10th floor Inventory		
Furniture Type	**Color**	**Quantity**
Cubicle Desks with Storage Locker	Teal accent	74
Rolling desk drawers	Teal accent	67
Avaya Phones		60
Small Conference Room Tables	Dark Chestnut Brown	1
Medium Conference Room Tables	Dark Chestnut Brown	2
Large Conference Room Tables	Dark Chestnut Brown	0
Private Office Desks with Hutch	Dark Chestnut Brown	4
Huddle Room Small Tables	White	4
Smartboard		2
Brita Hydration Station		3
Rectangular table approx 4" with wheels	White	3
5 Shelf Bookcase	Dark Chestnut Brown	4
4 Drawer Metal Cabinet	White	8
Conference Room Credenza	Dark Chestnut Brown	3
Kitchen Bartools	White	7
Circular Wood Table - Medium	Dark Chestnut Brown	2
Circular Wood Table - Small	Dark Chestnut Brown	1
Think Lounge Chairs Large	Teal accent	2
Fire Extinguishers		4
Circular Wood Table - Small	White	1

11th floor Furniture Inventory		
Furniture Type	**Color**	**Quantity**
Cubicle Desks	Goldenrod yellow accent	101
Small Conference Room Tables	Dark Chestnut Brown	1
Medium Conference Room Tables	Dark Chestnut Brown	3
Large Conference Room Tables		0
Private Office Desks with Hutch	Goldenrod yellow accent	6
Smartboard		1
Brita Hydration Station		2
Think Lounge Chairs - Large	Goldenrod yellow accent	12
Avaya Desk Phones		86
5 shelf wood bookcase	Dark Chestnut Brown	6
Rolling desk cabinets	Goldenrod yellow accent	91
5 shelf metal file cabinets	White	15
3 shelf metal file cabinets	White	1
Conference room credenza	Dark Chestnut Brown	3
Fire Extinguisher		4
Small huddle phone desk table approx 2'	White	1
Small circular glass table	White obscure	3
Small wooden circular table	Dark Chestnut Brown	4
Wooden circular table	White	2
Lowback stools	Beige	2

RIDER NO. 1 TO AMENDED LEASE
EXTENSION OPTION RIDER

This Rider No. 1 is made and entered into by and between KBSIII TOWERS AT EMERYVILLE, LLC, a Delaware limited liability company (“Landlord”), and ADAMAS PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), as of the day and year of this Amendment between Landlord and Tenant to which this Rider is attached. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Amended Lease to the contrary, the provisions set forth below shall be deemed to be part of the Amended Lease and shall supersede any inconsistent provisions of the Amended Lease. All references in the Amended Lease and in this Rider to the “Lease” shall be construed to mean the Amended Lease (and all exhibits and Riders attached thereto), as amended and supplemented by this Rider. All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Amended Lease.

1.Landlord hereby grants to Tenant one (1) option (the “Extension Option”) to extend the Lease Term for one (1) additional period of five (5) years (the “Option Term”), on the same terms, covenants and conditions as provided for in the Amended Lease during the initial Term, except for the Base Rent, which shall initially be equal to the “fair market rental rate” for the New Premises for the Option Term as defined and determined in accordance with the provisions of the Fair Market Rental Rate Rider attached to the Lease as Rider No. 2, subject to fair market annual rent adjustments during the Option Term.

2.The Extension Option must be exercised, if at all, by written notice (“Extension Notice”) delivered by Tenant to Landlord no sooner than that date which is two hundred seventy (270) days and no later than that date which is one hundred eighty (180) days prior to the expiration of the then current Lease Term. The Extension Option shall, at Landlord’s sole option, not be deemed to be properly exercised if, at the time the Extension Option is exercised or on the scheduled commencement date for the Option Term, Tenant has (a) committed an uncured event of default whose cure period has expired pursuant to Section 18 of the Original Lease (or if Tenant would be in default but for the passage of time, the giving of notice or both), (b) assigned all or any portion of the Lease or its interest therein except in a Business Transfer, or (c) sublet all or any portion of the New Premises. Provided Tenant has properly and timely exercised the Extension Option, the then current Lease Term shall be extended by the Option Term, and all terms, covenants and conditions of the Amended Lease shall remain unmodified and in full force and effect, except that the Base Rent shall be as set forth above.

Rider No. 1-1

RIDER NO. 2 TO AMENDED LEASE
FAIR MARKET RENTAL RA TE RIDER

This Rider No. 2 is made and entered into by and between KBSIII TOWERS AT EMERYVILLE, LLC, a Delaware limited liability company (“Landlord”), and ADAMAS PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), as of the day and year of this Amendment between Landlord and Tenant to which this Rider is attached. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Amended Lease to the contrary, the provisions set forth below shall be deemed to be part of the Amended Lease and shall supersede any inconsistent provisions of the Amended Lease. All references in the Amended Lease and in this Rider to the “Lease” shall be construed to mean the Amended Lease (and all exhibits and Riders attached thereto), as amended and supplemented by this Rider. All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Amended Lease.

1.    The term fair market rental rate” as used in the Amended Lease and any Rider attached to the Amended Lease shall mean the annual amount per square foot, projected during the Option Term (including annual adjustments), that a willing, non-equity renewal tenant (excluding sublease and assignment transactions) would pay, and a willing, institutional landlord of a comparable quality office building located in the Emeryville, California area would accept, in an arm’s length transaction (what Landlord is accepting in the current transactions for the Building may be used for purposes of projecting rent for the Option Term), for space of comparable size, quality and floor height as the New Premises, taking into account the age, quality and layout of the existing improvements in the New Premises, and taking into account items that professional real estate brokers or professional real estate appraisers customarily consider, including, but not limited to, rental rates, space availability, tenant size, tenant improvement allowances, parking charges and any other lease considerations, if any, then being charged or granted by Landlord or the lessors of such similar office buildings. All economic terms other than Base Rent, such as tenant improvement allowance amounts, if any, operating expense allowances, parking charges, etc., will be established by Landlord and will be factored into the determination of the fair market rental rate for the Option Term. Accordingly, the fair market rental rate will be an effective rate, not specifically including, but accounting for, the appropriate economic considerations described above.

2.    Landlord shall provide written notice of Landlord’s determination of the fair market rental rate not later than ninety (90) days after the last day upon which Tenant may timely exercise the right giving rise to the necessity for such fair market rental rate determination. Tenant shall have ten (10) days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the fair market rental rate within which to accept such fair market rental rate or to reasonably object thereto in writing. Failure of Tenant to so object to the fair market rental rate submitted by Landlord in writing within Tenant’s Review Period shall conclusively be deemed Tenant’s rejection thereof. If within Tenant’s Review Period Tenant reasonably objects to or is deemed to have disapproved the fair market rental rate submitted by Landlord, Landlord and Tenant will meet together with their respective broker to present and discuss their individual determinations of the fair market rental rate for the New Premises under the parameters set forth in Paragraph 1 above and shall diligently and in good faith attempt to negotiate a rental rate on the basis

Rider No. 2-1

of such individual determinations. Such meeting shall occur no later than ten (10) days after the expiration of Tenant’s Review Period. The parties shall each provide the other with such supporting information and documentation as they deem appropriate. At such meeting if Landlord and Tenant are unable to agree upon the fair market rental rate, they shall each submit to the other their respective best and final offer as to the fair market rental rate. If Landlord and Tenant fail to reach agreement on such fair market rental rate within five (5) business days following such a meeting (the “Outside Agreement Date”), the fair market rental rate determination shall be made in accordance with the provisions of Section 3 below.

3.    (a)    Landlord and Tenant shall each appoint one (1) independent appraiser who shall by profession be an M.A.I. certified real estate appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial (including office) properties in the Emeryville, California area. The determination of the appraisers shall be limited solely to the issue of whether Landlord’s or Tenant’s last proposed (as of the Outside Agreement Date) best and final fair market rental rate for the New Premises is the closest to the actual fair market rental rate for the New Premises as determined by the appraisers, taking into account the requirements specified in Section 1 above. Each such appraiser shall be appointed within fifteen (15) days after the Outside Agreement Date.

(b)The two (2) appraisers so appointed shall within fifteen (15) days of the date of the appointment of the last appointed appraiser agree upon and appoint a third appraiser who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) appraisers.

(c)The three (3) appraisers shall within thirty (30) days of the appointment of the third appraiser reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted best and final fair market rental rate, and shall notify Landlord and Tenant thereof. During such thirty (30) day period, Landlord and Tenant may submit to the appraisers such information and documentation to support their respective positions as they shall deem reasonably relevant and Landlord and Tenant may each appear before the appraisers jointly to question and respond to questions from the appraisers.

(d)The decision of the majority of the three (3) appraisers shall be binding upon Landlord and Tenant and neither party shall have the right to reject the decision or to undo the exercise of the applicable Option. If either Landlord or Tenant fails to appoint an appraiser within the time period specified in Section 3(a) hereinabove, the appraiser appointed by one of them shall within thirty (30) days following the date on which the party failing to appoint an appraiser could have last appointed such appraiser reach a decision based upon the same procedures as set forth above (i.e., by selecting either Landlord’s or Tenant’s submitted best and final fair market rental rate), and shall notify Landlord and Tenant thereof, and such appraiser’s decision shall be binding upon Landlord and Tenant and neither party shall have the right to reject the decision or to undo the exercise of the applicable Option.

(e)If the two (2) appraisers fail to agree upon and appoint a third appraiser, either party, upon ten (10) days written notice to the other party, can apply to the Presiding Judge of the Superior Court of Alameda County to appoint a third appraiser meeting the qualifications set forth herein. The third appraiser, however, selected shall be a person who has not previously acted in any capacity for ether party.

Rider No. 2-2

(f)The cost of each party’s appraiser shall be the responsibility of the party selecting such appraiser, and the cost of the third appraiser (or arbitration, if necessary) shall be shared equally by Landlord and Tenant.

(g)If the process described hereinabove has not resulted in a selection of either Landlord’s or Tenant’s submitted best and final fair market rental rate by the commencement of the applicable lease term, then the fair market rental rate estimated by Landlord will be used until the appraiser(s) reach a decision, with an appropriate rental credit and other adjustments for any overpayments of Base Rent or other amounts if the appraisers select Tenant’s submitted best and final estimate of the fair market rental rate. The parties shall enter into an amendment to this Amended Lease confirming the terms of the decision.

Rider No. 2-3